Exhibit 99.1

NEWS RELEASE

ICF Announces $100 Million Increase to Share Repurchase Authorization

Total Repurchase Authority Now Stands At $165 Million

$100 Million Increase Underscores Board & Management Confidence in Long-Term Prospects

Year to Date, ICF has Repurchased Approximately 435,000 Shares

RESTON, Va. (June 25, 2026) — ICF (NASDAQ:ICFI), a leading global solutions and technology provider, today announced the board approved an expansion to its repurchase authorization. The additional $100 million repurchase authorization expands on the prior program, which had $65 million remaining. The company is active in the market and has repurchased approximately 435,000 shares year to date for total consideration of $29 million.

“The increased authorization underscores our confidence in our long-term business prospects, supported by a substantial backlog and robust new business development pipeline,” noted John Wasson, ICF chair and chief executive officer. “We will use the share repurchase program, together with our strong cash flow, to both return additional capital to shareholders via share repurchases and maintain our dividend payments, and continue to execute on our other capital allocation priorities, namely organic investments and pursuing strategic acquisitions.”

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About ICF

ICF is a leading global solutions and technology provider. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses; and various risks and uncertainties related to health epidemics, pandemics, and similar outbreaks. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Investor Contacts:
Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company Information Contact:
Lauren Dyke, ICF, lauren.dyke@icf.com, +1.571.373.5577